Description of the Registrant’s Securities Registered
Under Section 12 of the Securities Exchange Act of 1934
DESCRIPTION OF COMMON STOCK

The following summary of the material terms of the common stock of New Jersey Resources Corporation (“NJR,” “we,” or “our”) does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation and by-laws, each as amended, of which are incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our common stock, we encourage you to read carefully our restated certificate of incorporation and by-laws, each as amended, and the applicable provisions of the laws of the State of New Jersey.
General
We are authorized to issue up to 150,400,000 shares of capital stock, consisting of 150,000,000 shares of common stock, par value $2.50 per share (“Common Stock”), and 400,000 shares of preferred stock, par value $100 per share. No shares of our preferred stock are currently issued and outstanding.
Our board of directors is authorized to issue preferred stock without shareowner approval on such terms as our board of directors may determine, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights. Our Common Stock holders will be subject to, and may be negatively affected by, the rights of any preferred stock that may be issued in the future.
Dividend Rights
Subject to the limitations, if any, specified with respect to any outstanding preferred stock, or any series thereof, holders of our Common Stock are entitled to receive dividends, if any, out of any funds legally available therefor, when and as declared by our board of directors.
Voting Rights of Common Stock
Each share of Common Stock is entitled to one vote in the election of directors and other matters. There is no provision for cumulative voting.
Fully Paid
Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable. Holders of our Common Stock are not, and will not be, subject to any liability as shareowners.
Liquidation and Dissolution
Subject to the limitations, if any, specified with respect to any outstanding preferred stock, or any series thereof, in the event of any dissolution, liquidation or winding up of NJR, whether voluntary or involuntary, holders of our Common Stock are entitled to share ratably in the assets of NJR legally available for distribution to the holders of our Common Stock.
Other Rights
We will notify shareowners of any shareowners’ meetings according to applicable law. The holders of Common Stock have no preemptive rights to purchase our shares of Common Stock. Shares of our Common Stock are not subject to any redemption or sinking fund provisions and are not convertible or exchangeable into any of our other securities. There are no restrictions on transfer of our shares of Common Stock, except as required by law.

Listing
Our Common Stock is listed on the New York Stock Exchange under the symbol “NJR.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.
Anti-Takeover Effects of Our Certificate of Incorporation and By-laws
Our certificate of incorporation and by-laws, as well as New Jersey law, contain provisions that could delay, defer or prevent an unsolicited change in control of NJR, which may negatively affect the market price of our Common Stock or the ability of shareowners to participate in a transaction in which they might otherwise receive a premium for their shares over the then current market price. These provisions may also prevent changes in management. In addition, we are subject to the New Jersey Shareholders’ Protection Act, which could delay or prevent a change of control of NJR, as described below.
Board of Directors
Our board of directors is divided into three classes, one class of which is elected each year by our shareowners. The directors in each class will serve for a three-year term. No member of the board of directors may be removed from office except for cause, and only then by the affirmative vote of the holders of 80% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Additionally, vacancies on our board of directors may be filled by a majority of the remaining directors then in office, even if less than a quorum.
The classification of our board of directors and the limitations on the ability of our shareowners to remove directors could make it more difficult for a third-party to acquire, or discourage a third-party from seeking to acquire, control of us.
Business Combinations
Business combinations require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors, in each case voting together as single class.
Shareowner Proposals and Director Nominations
Our shareowners can submit shareowner proposals and nominate candidates for the board of directors if the shareowners follow advance notice procedures described in our by-laws.
To nominate directors, shareowners must submit a written notice to our corporate secretary at least 75 days before the first anniversary of the date of our last annual meeting. The notice must include the name and address of the shareowner and of the nominee, the class and number of shares owned by the shareowner, a description of any arrangements between the shareowner and the nominee, information about the nominee required by the Commission, the written consent of the nominee to serve as a director and other information.
Shareowner proposals must be submitted to our corporate secretary at least 75 days before the first anniversary of the date of our last annual meeting. The notice must include a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareowner’s name and address and number of shares held and any material interest of the shareowner in the proposal.
Director nominations and shareowner proposals that are late or that do not include all required information may be rejected. This could prevent shareowners from bringing certain matters before an annual or special meeting, including making nominations for directors.

New Jersey Anti-Takeover Statute
New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board approved the combination prior to the stockholder becoming an interested stockholder or (ii) the corporation’s board approved the transaction or series of transactions which caused the person to become an interested stockholder prior to becoming an interested stockholder and any subsequent business combination with that interested stockholder is approved by independent members of the board and the holders of a majority of the voting stock not beneficially owned by the interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as New Jersey Resources covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board prior to the interested stockholder’s stock acquisition date, the combination receives the approval of two-thirds of the outstanding capital stock of the corporation not beneficially owned by the interested stockholder, or the combination meets minimum financial terms specified by the statute. An “interested stockholder” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding capital stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

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the merger or consolidation of the corporation with the interested stockholder or any corporation that after the merger or consolidation would be an affiliate or associate of the interested stockholder,

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the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation’s assets or

•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.